As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-221540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Papa Murphy’s Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2349094
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

8000 NE Parkway Drive, Suite 350 Vancouver, WA	98662
(Address of principal executive offices)	(Zip Code)

Papa Murphy’s Holdings, Inc.

Amended 2010 Management Incentive Plan

(Full title of the plan)

Victoria J. Tullett, Esq.

Papa Murphy’s Holdings, Inc.

8000 NE Parkway Drive, Suite 350

Vancouver, WA 98662

(Name and address of agent for service)

(360) 260-7272

(Telephone number, including area code, of agent for service)

With a copy to:

Danielle Benderly

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, OR, 97209

(503) 727-2000 (Telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Papa Murphy’s Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant on November 14, 2017 (File No. 333-221540) registering 223,467 shares of common stock, $0.01 par value, of the Registrant, under the Papa Murphy’s Holdings, Inc. Amended 2010 Management Incentive Plan, in order to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

Effective as of May 23, 2019, as contemplated by the Agreement and Plan of Merger, by and among the Registrant, MTY Franchising USA, Inc. and MTY Columbia Merger Sub, Inc., dated as of April 10, 2019, MTY Columbia Merger Sub, Inc. merged with and into the Registrant, with the Registrant surviving as a non-publicly traded, wholly owned subsidiary of MTY Franchising USA, Inc. (such transaction, the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant’s common stock pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all shares of the Registrant’s common stock registered under the Registration Statement that were registered for issuance but remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on May 23, 2019.

PAPA MURPHY’S HOLDINGS, INC.

By:	/s/ Nik Rupp
Name: Nik Rupp
Title: Chief Financial Officer

NOTE: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.